EXHIBIT 99.1

American National Announces Third Quarter 2015 Results

GALVESTON, Texas, Oct. 27, 2015 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced third quarter 2015 net income of $42,013,000 or $1.56 per diluted share compared to net income of $66,939,000 or $2.49 per diluted share for the same period in 2014.

Third quarter after-tax operating income of $41,966,000 or $1.56 per diluted share decreased from $67,707,000 or $2.52 per diluted share for the same period in 2014. The lower operating earnings were primarily due to a decrease in net investment income and losses in the health segment. After-tax operating income excludes realized investment earnings, which is comprised of realized investment gains (losses), equity in earnings of unconsolidated affiliates and income from non-controlling interests. Realized investment earnings for the third quarter of 2015 were $47,000 or $0.00 per diluted share compared to losses of $768,000 or $0.03 per diluted share for the same period in 2014.

Net income for the nine months ended September 30, 2015 was $180,048,000 or $6.68 per diluted share compared to net income of $176,367,000 or $6.55 per diluted share for the same period in 2014.

After-tax operating income for the nine months ended September 30, 2015 was $107,626,000 or $3.99 per diluted share, compared to $150,142,000 or $5.58 per diluted share for the same period in 2014. Realized investment earnings for the nine months ended September 30, 2015 totaled $72,422,000 or $2.69 per diluted share, an increase from $26,225,000 or $0.97 for the same period in 2014. The increase in realized investment earnings was primarily due to the sale of certain real estate holdings in unconsolidated joint ventures during the first and third quarters of 2015.

Total revenues of $699.9 million for the third quarter of 2015 were $46.3 million less or a 6.2% decrease from the third quarter in 2014, primarily due to a decrease in net investment income. At September 30, 2015, Stockholders' Equity totaled $4.4 billion, a 0.1% increase from December 31, 2014. Book value per diluted share increased to $164.55 at September 30, 2015 from $164.48 at December 31, 2014.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
		As adjusted**		As adjusted**
	2015	2014	2015	2014

Revenues	$ 699,859,000	$ 746,170,000	$ 2,173,932,000	$ 2,273,392,000
After-tax earnings:
Operating income ***	$ 41,966,000	$ 67,707,000	$ 107,626,000	$ 150,142,000
Realized investment earnings ***	47,000	(768,000)	72,422,000	26,225,000
Net income	$ 42,013,000	$ 66,939,000	$ 180,048,000	$ 176,367,000

Per share earnings:
Operating income – Diluted ***	$ 1.56	$ 2.52	$ 3.99	$ 5.58
Realized investment earnings – Diluted ***	0.00	(0.03)	2.69	0.97
Net income – Diluted	$ 1.56	$ 2.49	$ 6.68	$ 6.55

Weighted average number of shares upon which computations are based:
Diluted	26,963,635	26,911,507	26,945,386	26,919,414
Basic	26,899,683	26,805,535	26,865,359	26,800,835

		As of
			As adjusted**
		September 30, 2015	December 31, 2014

Book value per diluted share		$ 165.55	$ 164.48

* Results are preliminary and unaudited. American National expects to timely file its Form 10-Q in November.

** 2014 amounts have been adjusted for the adoption of ASU 2014-01.

*** Operating income excludes realized investment earnings, which is comprised of realized investment gains (losses), equity in earnings of unconsolidated affiliates, and income from non-controlling interests, after-tax. Net income is the sum of operating income and realized investment earnings.

American National Insurance Company, headquartered in Galveston, Texas, was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been assigned an 'A' rating by A.M. Best Company and an 'A' rating by Standard & Poor's, both of which are nationally recognized rating agencies.

American National is also a family of companies that has, on a consolidated GAAP basis, $23.4 billion in assets, $19.0 billion in liabilities and $4.4 billion in stockholders' equity. American National and its subsidiaries offer a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company's web site at www.anico.com.

CONTACT: John J. Dunn, Jr. (409) 766-6063